EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Edible Garden AG Incorporated on Form S-8 File No. 333-267441 of our report dated March 22, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Edible Garden AG Incorporated as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Edible Garden AG Incorporated for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

March 22, 2023